UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 7, 2015, Keurig Green Mountain, Inc. and JAB Holding Company (“JAB”) announced that the companies have entered into a definitive agreement under which a JAB-led investor group will acquire Keurig Green Mountain.

Following the close of this transaction, we intend to exchange a portion of our equity ownership in Jacobs Douwe Egberts B.V. (“JDE”) for equity in the new holding company of Keurig Green Mountain. We will not invest any new cash.

We currently hold a 43.5% equity interest in JDE. Following the exchange of shares, we expect our percentage share of ownership in JDE will be reduced to approximately 26.5%, and our interest in the new joint venture to be somewhat lower. We do not expect any significant changes to our governance rights in JDE, and we expect our governance rights in the new joint venture to be similar to those we currently have in JDE.

This Item 8.01 contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend” and similar expressions are intended to identify our forward-looking statements, including but not limited to, those related to our interest and governance rights in a new joint venture. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, the closing of the transaction and the finalization of the terms of our investment. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Item 8.01, except as required by applicable law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: December 7, 2015